UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2014

INGREDION INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois	60154-5749
(Address of Principal Executive Offices)	(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 14, 2014, Ingredion Incorporated, a Delaware corporation (the “Company” or “Ingredion”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Penford Corporation, a Washington corporation (“Penford”), Prospect Sub, Inc., a Washington corporation and a wholly-owned subsidiary of the Company (“Merger Sub”) and the Company. The Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement were unanimously approved by the Company’s board of directors. The Company expects to fund the acquisition of Penford with available cash and proceeds from borrowings under the Company’s revolving credit agreement.

Merger. The Merger Agreement provides for the merger of Merger Sub with and into Penford, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with Penford continuing as the surviving corporation in the Merger. As a result of the Merger, Penford will become a wholly-owned subsidiary of the Company.

Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share (a “Share”) of common stock of Penford (“Penford Common Stock”) issued and outstanding immediately prior to the Effective Time, other than (a) Shares owned by Ingredion or Merger Sub, or by any subsidiary of Ingredion or Merger Sub, immediately prior to the Effective Time and (b) Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to exercise dissenters’ rights and properly exercises dissenters’ rights under Washington law with respect to such Shares, will be converted into the right to receive $19.00 in cash per Share, without interest and subject to and reduced by the amount of any tax withholding (the “Merger Consideration”). As of the date of the Merger Agreement, Penford had 12,735,038 outstanding Shares and 1,429,000 Shares underlying outstanding options.

Treatment of Company Stock Options and Other Equity Awards. As a result of the Merger, all outstanding options under Penford’s equity plans that were granted prior to the date of the Merger Agreement will be cancelled in exchange for the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price for such option. In addition, other issued and outstanding equity-based awards of Penford will be cancelled and converted into the right to receive, for each Share payable thereunder, the Merger Consideration.

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including, among other things, (a) the adoption of the Merger Agreement by the holders of a majority of the voting power of the outstanding Shares entitled to vote thereon, (b) the receipt of certain required antitrust approvals, (c) the receipt by the Company of audited financial statements of Penford for fiscal year 2014 and (d) other specified customary closing conditions. The Merger could close as early as the end of the calendar year 2014.

Representations, Warranties and Covenants. The Merger Agreement contains representations, warranties and covenants of the Company, Merger Sub and Penford. These covenants include an obligation of Penford to, subject to certain exceptions, conduct its operations in the ordinary course of business from the date of the Merger Agreement through the Effective Time, and for each of the parties to, subject to certain exceptions, use reasonable best efforts to cause the Merger to be consummated.

Non-Solicitation. The Merger Agreement generally prohibits Penford’s solicitation of third-party proposals relating to the acquisition of 10% or more of the total consolidated revenues, net income or assets of Penford and its subsidiaries or 10% of the voting power of Penford (an “Acquisition Proposal”) and restricts Penford’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to an Acquisition Proposal, subject to certain limited exceptions. The Merger Agreement also contains covenants that require, subject to certain limited exceptions, (a) Penford to file a proxy statement with the Securities and Exchange Commission and call and hold a shareholder meeting and (b) Penford’s Board of Directors (the “Penford Board”) to recommend that Penford’s shareholders adopt the Merger Agreement. However, at any time prior to the receipt of the requisite shareholder approval, the Penford Board is permitted, after following certain procedures set forth in the Merger Agreement, to change its recommendation to the Company’s shareholders, if the Penford Board receives a proposal that is, among other things, deemed to be superior to the Merger from a financial point of view (a “Superior Proposal”) and determines in good faith that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law.

Termination; Termination Fees. The Merger Agreement also provides for certain termination rights for both Penford and Ingredion. Penford is obligated to pay Ingredion an approximately $7.6 million termination fee in certain circumstances, including (a) if the Penford Board changes its recommendation to shareholders to approve the Merger Agreement, and Ingredion terminates the Merger Agreement, (b) if Penford terminates the Merger Agreement in order to enter into a definitive agreement with a third party with respect to a Superior Proposal and (c) if Penford materially breaches any of the non-solicitation obligations described above, and Ingredion terminates the Merger Agreement.

Item 8.01	Other Events.

In connection with the Merger Agreement, Ingredion, SEACOR Holdings Inc. (“SEACOR”), the owner of approximately 9.34% of Penford’s outstanding Shares and Penford entered into a Voting and Support Agreement dated as of October 14, 2014 (the “Voting Agreement”), pursuant to which SEACOR has agreed, among other things, to vote the Shares it owns to adopt the Merger Agreement and not to solicit proxies from shareholders of Penford in respect of the election of SEACOR’s nominees as directors of Penford prior to the earlier of: (a) the termination of the Merger Agreement, (b) any amendment to the Merger Agreement that reduces the amount, or changes the form of, the Merger Consideration or (c) March 15, 2015. Penford agreed that, prior to the consummation of the Merger or the termination of the Merger Agreement, it will not call an annual or special meeting for the election of directors and, in the event that the Merger Agreement is terminated, it will call an annual or special meeting for the election of directors to be held on a date not earlier than 60 days, nor later than 90 days after, the date of termination of the Merger Agreement.

A copy of the Merger Agreement and of the Voting Agreement can be found in Penford’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2014	INGREDION INCORPORATED

	By:	/s/ Jack C. Fortnum
	Name:	Jack C. Fortnum
	Title:	Executive Vice President and Chief Financial Officer

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